The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports Third-Quarter 2014 Results

Cincinnati, October 28, 2014 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•	Third-quarter 2014 net income of $183 million, or $1.11 per share, compared with $131 million, or 79 cents per share, in the third quarter of 2013.

•	$24 million or 21 percent rise in operating income* to $140 million, or 85 cents per share, up from $116 million, or 70 cents per share, in the third quarter of last year.

•
$52 million increase in third-quarter 2014 net income reflected the after-tax net effect of two primary items: $21 million improvement in the contribution from property casualty underwriting, including a favorable effect of $27 million from lower natural catastrophe losses; plus a $28 million increase from net realized investment gains.

•	$39.01 book value per share at September 30, 2014, up 4.8 percent from December 31, 2013.

•	8.4 percent value creation ratio for the first nine months of 2014, compared with 9.8 percent for the same period of 2013.

Financial Highlights

(In millions except per share data)	Three months ended September 30,			Nine months ended September 30,
	2014	2013	% Change	2014	2013	% Change
Revenue Highlights
Earned premiums	$1,071	$992	8	$3,157	$2,877	10
Investment income, pretax	138	133	4	409	392	4
Total revenues	1,280	1,152	11	3,683	3,359	10
Income Statement Data
Net income	$183	$131	40	$358	$395	(9)
Realized investment gains, net	43	15	187	66	51	29
Operating income*	$140	$116	21	$292	$344	(15)
Per Share Data (diluted)
Net income	$1.11	$0.79	41	$2.17	$2.39	(9)
Realized investment gains, net	0.26	0.09	189	0.40	0.31	29
Operating income*	$0.85	$0.70	21	$1.77	$2.08	(15)

Book value				$39.01	$35.51	10
Cash dividend declared	$0.44	$0.42	5	$1.32	$1.235	7
Weighted average shares outstanding	165.0	165.6	0	165.0	165.3	0

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures defines and reconciles measures presented in this release that are not based on U.S. Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.

CINF 3Q14 Release 1

Insurance Operations Third-Quarter Highlights

•	91.0 percent third-quarter 2014 property casualty combined ratio, improved from 93.7 percent for third-quarter 2013.

•	1 percent growth in third-quarter net written premiums, reflecting a previously announced challenge to report growth for our largest property casualty segment.

•
$125 million third-quarter 2014 property casualty new business written premiums, down $16 million. Agencies appointed since the beginning of 2013 contributed $7 million or 6 percent of total new business written premiums.

•	4 cents per share contribution from life insurance operating income, down 2 cents from third-quarter 2013.
Investment and Balance Sheet Highlights

•	4 percent or $5 million rise in third-quarter 2014 pretax investment income, with strong growth in stock portfolio dividends and slight growth in interest income.

•	1 percent three-month rise in fair value of invested assets plus cash at September 30, 2014, including a 1 percent increase for the equity portfolio and a 1 percent increase for the bond portfolio.

•	$1.772 billion parent company cash and marketable securities at September 30, 2014, up 16 percent from year-end 2013.

Strong Third-Quarter Operating Income
Steven J. Johnston, president and chief executive officer, commented: “Strong third-quarter net and operating income has us in good shape heading into the fourth quarter. A 17 percent increase in dividend income from our high-quality stock investments plus a 1 percent increase in interest income from our bond portfolio led to a 4 percent increase in third-quarter 2014 investment income versus a year ago. Positive contributions from our underwriting and investment operations together drove our nine-month value creation ratio of 8.4 percent, on track to reach our longer-term objective of a 10 percent to 13 percent annual average.

“Our property casualty insurance business achieved $94 million of underwriting profit in the third-quarter, more than offsetting the six-month underwriting loss and taking our nine-month underwriting profit to $86 million. Our combined ratio of 91.0 percent – 2.7 points better than last year’s third-quarter result – brought the nine-month ratio into profitable territory at 97.3 percent. Before catastrophes, the ratio improved from the first-half 2014 result for both the third quarter and nine months to 89.8 and 90.2 percent, respectively.

“In total, catastrophe losses contributed just 1.2 percentage points to the third-quarter combined ratio, while favorable development on our reserves for prior accident years before catastrophes provided a benefit of 2.0 percentage points. Our consistent approach to reserves produced nine-month favorable reserve development before catastrophes in line with the benefit reported for full-year 2013.”

Ongoing Growth Potential
“Nine-month net written premium growth of 6 percent is ahead of reported industry numbers and on track to reach our long-term goals. As expected, our commitment to maintaining pricing and improving profitability slowed third-quarter growth to 1 percent overall, with growth for personal lines and excess and surplus lines premiums offsetting a decrease in commercial lines business. Other factors affecting year-over-year growth comparisons were record-high new business premiums in last year’s third quarter coupled with a higher than usual estimate of premiums for policies in effect but not yet processed at this time last year.

“Our field marketing representatives regularly consult with each of our appointed agencies, making sure we are doing what it takes to earn a prominent place for Cincinnati in their agency growth plans. So far this year, we’ve appointed 75 new agencies to represent us in their communities. As we develop those new relationships, we typically see a steady increase in business, writing an average of 10 percent of an agency’s total premiums after 10 years. That gives us confidence in our future opportunities to grow our business, as newer agency relationships mature and as we identify more agencies that share our desire to grow steadily and profitably.”

Profitability Initiatives Driving Results
“We continue to develop our ability to optimally segment our business and price risks accordingly. The way we analyze each risk, decide whether to issue a policy and price it determines future profit trends. It boils down to executing on our strategies policy-by-policy, considering data from our models, the local perspective of our agents and information collected in person by our field representatives through our ambitious inspection program and their visits with policyholders.

“Overall, renewal pricing held steady, with average increases for our commercial accounts near the high end of the low-single-digit range; renewal pricing for personal lines and excess and surplus lines increased on average in the mid-single-digit range. We are pleased that our commercial policy retention rate is holding steady as we keep our more profitable accounts and get more aggressive with higher pricing on renewal policies we believe to be underpriced. We believe pricing precision and discipline continue to improve the quality of our overall book.”

CINF 3Q14 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Operations

(In millions)	Three months ended September 30,			Nine months ended September 30,
	2014	2013	% Change	2014	2013	% Change
Earned premiums	$1,025	$954	7	$3,010	$2,753	9
Fee revenues	2	1	100	5	3	67
Total revenues	1,027	955	8	3,015	2,756	9

Loss and loss expenses	622	593	5	2,005	1,700	18
Underwriting expenses	311	301	3	924	883	5
Underwriting profit	$94	$61	54	$86	$173	(50)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	60.7%	62.2%	(1.5)	66.6%	61.7%	4.9
Underwriting expenses	30.3	31.5	(1.2)	30.7	32.1	(1.4)
Combined ratio	91.0%	93.7%	(2.7)	97.3%	93.8%	3.5

			% Change			% Change
Agency renewal written premiums	$958	$915	5	$2,888	$2,639	9
Agency new business written premiums	125	141	(11)	381	415	(8)
Other written premiums	(46)	(25)	(84)	(113)	(69)	(64)
Net written premiums	$1,037	$1,031	1	$3,156	$2,985	6

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	61.5%	59.5%	2.0	62.8%	60.8%	2.0
Current accident year catastrophe losses	1.6	6.7	(5.1)	7.7	6.0	1.7
Prior accident years before catastrophe losses	(2.0)	(3.0)	1.0	(3.3)	(4.2)	0.9
Prior accident years catastrophe losses	(0.4)	(1.0)	0.6	(0.6)	(0.9)	0.3
Loss and loss expense ratio	60.7%	62.2%	(1.5)	66.6%	61.7%	4.9

Current accident year combined ratio before catastrophe losses	91.8%	91.0%	0.8	93.5%	92.9%	0.6

•
$6 million or 1 percent growth of third-quarter 2014 property casualty net written premiums and nine-month growth of 6 percent. Lower third-quarter 2014 growth reflected an expected modest decrease in net written premiums for our largest property casualty segment.

•
$16 million or 11 percent decrease in third-quarter 2014 new business premiums written by agencies, compared with a record-high amount a year ago. Key factors affecting these results included disciplined pricing and the impact of underwriting profitability initiatives, as well as contributions from new agency appointments and other growth initiatives. Nine-month new business premiums decreased $34 million, offsetting a $15 million increase from standard market property casualty production from agencies appointed since the beginning of 2013 and an increase of $9 million for excess and surplus lines.

•
1,469 agency relationships in 1,868 reporting locations marketing property casualty insurance products at September 30, 2014, compared with 1,450 agency relationships in 1,823 reporting locations at year-end 2013. Seventy-five new agency appointments were made during the first nine months of 2014.

•
2.7 percentage-point third-quarter 2014 combined ratio improvement, driven by a 4.5 point decrease for losses from natural catastrophes. For the nine-month 2014 period, the 3.5 percentage-point combined ratio increase largely reflected a 2.0 point increase for natural catastrophe losses and a 1.4 point increase for noncatastrophe weather-related losses.

•
2.4 percentage-point third-quarter 2014 benefit from favorable prior accident year reserve development of $25 million, compared with 4.0 points or $38 million for third-quarter 2013. Nine-month 2014 benefit of 3.3 points before prior year catastrophe losses trailed the nine-month 2013 benefit of 4.2 points.

CINF 3Q14 Release 3

•
2.0 percentage-point increase, to 62.8 percent, for the nine-month 2014 ratio of current accident year losses and loss expenses before catastrophes, largely due to a 1.4 percentage-point rise in the ratio for noncatastrophe weather-related losses and a 0.2 point increase in the ratio for current accident year losses of $1 million or more per claim.

•	1.2 and 1.4 percentage-point improvement in the third-quarter and nine-month underwriting expense ratios, largely due to higher earned premiums and ongoing expense management efforts.

CINF 3Q14 Release 4

Commercial Lines Insurance Operations

(In millions)	Three months ended September 30,			Nine months ended September 30,
	2014	2013	% Change	2014	2013	% Change
Earned premiums	$720	$680	6	$2,126	$1,956	9
Fee revenues	1	1	0	3	2	50
Total revenues	721	681	6	2,129	1,958	9

Loss and loss expenses	428	421	2	1,358	1,185	15
Underwriting expenses	226	217	4	674	638	6
Underwriting profit	$67	$43	56	$97	$135	(28)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	59.4%	61.9%	(2.5)	63.9%	60.6%	3.3
Underwriting expenses	31.3	31.8	(0.5)	31.7	32.6	(0.9)
Combined ratio	90.7%	93.7%	(3.0)	95.6%	93.2%	2.4

			% Change			% Change
Agency renewal written premiums	$651	$632	3	$2,033	$1,865	9
Agency new business written premiums	89	102	(13)	274	299	(8)
Other written premiums	(36)	(15)	(140)	(84)	(39)	(115)
Net written premiums	$704	$719	(2)	$2,223	$2,125	5

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	61.3%	57.9%	3.4	61.4%	60.2%	1.2
Current accident year catastrophe losses	1.4	6.0	(4.6)	6.5	5.1	1.4
Prior accident years before catastrophe losses	(2.9)	(1.4)	(1.5)	(3.5)	(4.0)	0.5
Prior accident years catastrophe losses	(0.4)	(0.6)	0.2	(0.5)	(0.7)	0.2
Loss and loss expense ratio	59.4%	61.9%	(2.5)	63.9%	60.6%	3.3

Current accident year combined ratio before catastrophe losses	92.6%	89.7%	2.9	93.1%	92.8%	0.3

•	$15 million or 2 percent decrease in third-quarter 2014 commercial lines net written premiums, driven by lower new business and other written premiums. Nine-month net written premiums rose 5 percent.

•
$19 million and $168 million rise in third-quarter and nine-month renewal written premiums included commercial lines renewal pricing changes, increasing in the third quarter of 2014 on average near the high end of the low-single-digit range, in addition to rising insured exposures.

•
$13 million or 13 percent decrease in third-quarter 2014 new business written by agencies, down from a record-high amount a year ago and reflecting a $6 million decrease for our workers’ compensation line of business. For the nine-month period, the $25 million new business decrease included $15 million for workers’ compensation.

•	$21 million decrease in third-quarter 2014 other written premiums, primarily due to a higher than usual estimate a year ago for premiums in the pipeline for policies in effect but not yet processed.

•
3.0 percentage-point third-quarter 2014 combined ratio improvement, driven by a 4.4 point decrease for losses from natural catastrophes. For the nine-month 2014 period, the 2.4 percentage-point combined ratio increase reflected a 1.6 point increase for natural catastrophe losses and a 1.4 point increase for noncatastrophe weather-related losses.

•
3.3 percentage-point third-quarter 2014 benefit from favorable prior accident year reserve development of $24 million, compared with 2.0 points or $13 million for third-quarter 2013. Nine-month 2014 benefit of 3.5 points before prior year catastrophe losses was slightly less than the nine-month 2013 benefit of 4.0 points.

•
1.2 percentage-point increase, to 61.4 percent, for the nine-month 2014 ratio of current accident year losses and loss expenses before catastrophes, reflecting a 1.4 percentage-point rise in the ratio for noncatastrophe weather-related losses and a 0.7 point increase in the ratio for current accident year losses of $1 million or more per claim.

CINF 3Q14 Release 5

Personal Lines Insurance Operations

(In millions)	Three months ended September 30,			Nine months ended September 30,
	2014	2013	% Change	2014	2013	% Change
Earned premiums	$263	$244	8	$775	$712	9
Fee revenues	1	—	nm	2	1	100
Total revenues	264	244	8	777	713	9

Loss and loss expenses	177	155	14	592	462	28
Underwriting expenses	73	75	(3)	218	218	0
Underwriting (loss) profit	$14	$14	0	$(33)	$33	nm

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	67.4%	63.7%	3.7	76.3%	64.8%	11.5
Underwriting expenses	27.6	30.8	(3.2)	28.2	30.7	(2.5)
Combined ratio	95.0%	94.5%	0.5	104.5%	95.5%	9.0

			% Change			% Change
Agency renewal written premiums	$278	$258	8	$772	$704	10
Agency new business written premiums	23	28	(18)	68	86	(21)
Other written premiums	(7)	(8)	13	(21)	(24)	13
Net written premiums	$294	$278	6	$819	$766	7

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	62.7%	63.0%	(0.3)	65.8%	61.5%	4.3
Current accident year catastrophe losses	2.6	9.1	(6.5)	12.2	9.2	3.0
Prior accident years before catastrophe losses	2.7	(6.3)	9.0	(0.5)	(4.4)	3.9
Prior accident years catastrophe losses	(0.6)	(2.1)	1.5	(1.2)	(1.5)	0.3
Loss and loss expense ratio	67.4%	63.7%	3.7	76.3%	64.8%	11.5

Current accident year combined ratio before catastrophe losses	90.3%	93.8%	(3.5)	94.0%	92.2%	1.8

•
$16 million or 6 percent increase in third-quarter 2014 personal lines net written premiums, largely due to higher renewal written premiums that reflect rate increases. Nine-month net written premiums increased 7 percent.

•
$5 million or 18 percent decrease in third-quarter new business written by agencies, declining as expected due to underwriting actions such as higher premium rates and expanded use of higher deductibles, age of roof limitations and more precise pricing.

•
0.5 percentage-point rise in the third-quarter 2014 combined ratio, as unfavorable prior accident year reserve development before catastrophe losses offset a 5.0 point decrease for losses from natural catastrophes. For the nine-month 2014 period, the 9.0 percentage-point combined ratio increase included a 3.3 point rise for natural catastrophe losses, a 1.6 point rise for noncatastrophe weather-related losses and a 3.9 point rise from less favorable prior accident year reserve development before catastrophe losses.

•
2.1 percentage-point third-quarter 2014 effect from unfavorable prior accident year reserve development of $5 million, compared with a favorable effect or benefit of 8.4 points or $21 million for third-quarter 2013. Nine-month 2014 benefit before prior year catastrophe losses of 0.5 points was less than the nine-month 2013 benefit of 4.4 points.

•
4.3 percentage-point increase, to 65.8 percent, for the nine-month 2014 ratio of current accident year losses and loss expenses before catastrophes, in part due to higher noncatastrophe weather-related losses.

CINF 3Q14 Release 6

Excess and Surplus Lines Insurance Operations

(In millions)	Three months ended September 30,			Nine months ended September 30,
	2014	2013	% Change	2014	2013	% Change
Earned premiums	$42	$30	40	$109	$85	28

Loss and loss expenses	17	17	0	55	53	4
Underwriting expenses	12	9	33	32	27	19
Underwriting profit	$13	$4	225	$22	$5	340

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	41.8%	56.0%	(14.2)	51.0%	62.5%	(11.5)
Underwriting expenses	28.4	30.7	(2.3)	28.9	31.7	(2.8)
Combined ratio	70.2%	86.7%	(16.5)	79.9%	94.2%	(14.3)

			% Change			% Change
Agency renewal written premiums	$29	$25	16	$83	$70	19
Agency new business written premiums	13	11	18	39	30	30
Other written premiums	(3)	(2)	(50)	(8)	(6)	(33)
Net written premiums	$39	$34	15	$114	$94	21

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	57.8%	67.2%	(9.4)	70.2%	68.7%	1.5
Current accident year catastrophe losses	(0.7)	3.4	(4.1)	1.4	1.6	(0.2)
Prior accident years before catastrophe losses	(15.4)	(13.7)	(1.7)	(20.8)	(7.9)	(12.9)
Prior accident years catastrophe losses	0.1	(0.9)	1.0	0.2	0.1	0.1
Loss and loss expense ratio	41.8%	56.0%	(14.2)	51.0%	62.5%	(11.5)

Current accident year combined ratio before catastrophe losses	86.2%	97.9%	(11.7)	99.1%	100.4%	(1.3)

•
$5 million or 15 percent growth in third-quarter 2014 excess and surplus lines net written premiums and a nine-month growth rate of 21 percent. Average renewal pricing increased in the mid-single-digit range during the third quarter.

•
$2 million or 18 percent increase in third-quarter new business written by agencies, rising in part due to enhanced service to agencies from an increase in our excess and surplus lines field marketing representatives.

•
16.5 and 14.3 percentage-point improvement in third-quarter and nine-month 2014 combined ratios, primarily due to a lower ratio for third-quarter current accident year loss experience and more favorable prior accident year reserve development for the nine-month period.

•
15.3 percentage-point third-quarter 2014 benefit from favorable prior accident year reserve development of $6 million, compared with a favorable 14.6 points or $4 million for third-quarter 2013. Nine-month 2014 benefit before prior year catastrophe losses of 20.8 points was much more than the nine-month 2013 benefit of 7.9 points.

CINF 3Q14 Release 7

Life Insurance Operations

(In millions)	Three months ended September 30,			Nine months ended September 30,
	2014	2013	% Change	2014	2013	% Change
Term life insurance	$34	$32	6	$99	$92	8
Universal life insurance	5	(1)	nm	25	8	213
Other life insurance, annuity, and disability income products	7	7	0	23	24	(4)
Earned premiums	46	38	21	147	124	19
Investment income, net of expenses	36	35	3	108	104	4
Other income	1	1	0	4	3	33
Total revenues, excluding realized investment gains and losses	83	74	12	259	231	12
Contract holders’ benefits incurred	64	49	31	176	141	25
Operating expenses incurred	8	11	(27)	42	36	17
Total benefits and expenses	72	60	20	218	177	23
Net income before income tax and realized investment gains and losses	11	14	(21)	41	54	(24)
Income tax	4	5	(20)	15	19	(21)
Net income before realized investment gains and losses	$7	$9	(22)	$26	$35	(26)

•
$8 million or 21 percent increase in third-quarter 2014 earned premiums, including a 6 percent increase for term life insurance, our largest life insurance product line. Three- and nine-month growth rates for term life insurance were similar. The unlocking of interest rate and other actuarial assumptions for our universal life insurance contracts during the third quarter of both 2014 and 2013 slowed the amortization of unearned front-end loads, reducing universal life insurance premiums with a corresponding decrease to operating expenses as more expenses were deferred to future periods.

•	$29 million in nine-month 2014 fixed annuity deposits received, matching the same period of 2013. Cincinnati Life does not offer variable or equity-indexed annuities.

•	$9 million decrease in nine-month 2014 profit, primarily due to less favorable mortality experience.

•
$60 million or 7 percent nine-month 2014 increase to $893 million in GAAP shareholders’ equity for The Cincinnati Life Insurance Company, largely reflecting an increase in fair value of the fixed-maturity portfolio due to a decrease in interest rates.

CINF 3Q14 Release 8

Investment and Balance Sheet Highlights
Investment Operations

(In millions)	Three months ended September 30,			Nine months ended September 30,
	2014	2013	% Change	2014	2013	% Change
Investment income, net of expenses	$138	$133	4	$409	$392	4
Investment interest credited to contract holders	(21)	(21)	0	(62)	(60)	(3)
Realized investment gains, net	65	22	195	101	77	31
Investment operations profit, pretax	$182	$134	36	$448	$409	10

Investment income:
Interest	$105	$104	1	$312	$309	1
Dividends	35	30	17	101	87	16
Other	—	1	(100)	2	2	0
Less investment expenses	2	2	0	6	6	0
Investment income, net of expenses, pretax	138	133	4	409	392	4
Less income taxes	32	32	0	97	95	2
Investment income, net of expenses, after-tax	$106	$101	5	$312	$297	5

			Pt. Change			Pt. Change
Effective tax rate	23.3%	24.1%	(0.8)	23.7%	24.2%	(0.5)

Average invested assets plus cash and cash equivalents	$13,964	$12,908	—	$13,792	$12,607	—
Average yield pretax	3.95%	4.12%	(0.17)	3.95%	4.15%	(0.20)
Average yield after-tax	3.04	3.13	(0.09)	3.02	3.14	(0.12)

Effective fixed-maturity tax rate	26.6%	27.2%	(0.6)	27.0%	27.1%	(0.1)
Average fixed-maturity at amortized cost	$8,822	$8,465	—	$8,781	$8,362	—
Average fixed-maturity yield pretax	4.76%	4.91%	(0.15)	4.74%	4.93%	(0.19)
Average fixed-maturity yield after-tax	3.49	3.58	(0.09)	3.46	3.59	(0.13)

•	$5 million or 4 percent rise in third-quarter 2014 pretax investment income, including 17 percent growth in equity portfolio dividends and 1 percent growth in interest income.

•
$120 million or 4 percent third-quarter 2014 decrease in pretax net unrealized investment portfolio gains, including a $54 million decrease for the equity portfolio. That net decrease included the offsetting effect of $65 million of pretax net realized gains from investment portfolio security sales or called bonds during the third quarter of 2014, including $59 million from the equity portfolio.

CINF 3Q14 Release 9

(In millions except share data)	At September 30,	At December 31,
	2014	2013
Balance sheet data:
Invested assets	$14,255	$13,564
Total assets	18,474	17,662
Short-term debt	49	104
Long-term debt	790	790
Shareholders’ equity	6,376	6,070
Book value per share	39.01	37.21
Debt-to-total-capital ratio	11.6%	12.8%

•	$14.667 billion in consolidated cash and invested assets at September 30, 2014, up 5 percent from $13.997 billion at year-end 2013.

•	$9.522 billion bond portfolio at September 30, 2014, with an average rating of A2/A. Fair value increased $139 million or 1 percent during the third quarter of 2014.

•
$4.666 billion equity portfolio was 32.7 percent of invested assets, including $1.969 billion in pretax net unrealized gains at September 30, 2014. Third-quarter 2014 growth in fair value of $61 million or 1 percent.

•
$4.364 billion of statutory surplus for the property casualty insurance group at September 30, 2014, up $38 million from $4.326 billion at year-end 2013, after declaring $300 million in dividends to the parent company. The ratio of net written premiums to property casualty statutory surplus for the 12 months ended September 30, 2014, was 0.9-to-1, unchanged from year-end 2013.

•
Value creation ratio of 8.4 percent for first nine months of 2014 included 4.8 percent from net income before net realized investment gains and 3.6 percent from investment portfolio realized gains and changes in unrealized gains.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.

About Cincinnati Financial
Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                        Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                    Fairfield, Ohio 45014-5141

CINF 3Q14 Release 10

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2013 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 31.
Factors that could cause or contribute to such differences include, but are not limited to:

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance

•	Inadequate estimates or assumptions used for critical accounting estimates

•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

•	Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:

◦	Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)

◦	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

◦	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities

•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•	Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others

•	Disruption of the insurance market caused by technology innovations, such as driverless cars, that could decrease consumer demand for insurance products

•
Delays or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•	Inability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

•	Inablity of our subidiaries to pay dividends consistent with current or past levels

•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

◦	Downgrades of the company’s financial strength ratings

◦	Concerns that doing business with the company is too difficult

◦	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

◦	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace

•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

◦	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates

◦	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

◦	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

◦
Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

◦	Increase our provision for federal income taxes due to changes in tax law

◦	Increase our other expenses

CINF 3Q14 Release 11

◦	Limit our ability to set fair, adequate and reasonable rates

◦	Place us at a disadvantage in the marketplace

◦	Restrict our ability to execute our business model, including the way we compensate agents

•	Adverse outcomes from litigation or administrative proceedings

•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

CINF 3Q14 Release 12

Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets and Statements of Income (unaudited)

(In millions)			September 30,	December 31,
			2014	2013
Assets
Investments			$14,255	$13,564
Cash and cash equivalents			412	433
Premiums receivable			1,447	1,346
Reinsurance recoverable			549	547
Other assets			1,811	1,772
Total assets			$18,474	$17,662

Liabilities
Insurance reserves			$6,919	$6,701
Unearned premiums			2,128	1,976
Deferred income tax			777	673
Long-term debt and capital lease obligations			829	835
Other liabilities			1,445	1,407
Total liabilities			12,098	11,592

Shareholders’ Equity
Common stock and paid-in capital			1,602	1,588
Retained earnings			4,409	4,268
Accumulated other comprehensive income			1,658	1,504
Treasury stock			(1,293)	(1,290)
Total shareholders’ equity			6,376	6,070
Total liabilities and shareholders’ equity			$18,474	$17,662

(In millions except per share data)	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues
Earned premiums	$1,071	$992	$3,157	$2,877
Investment income, net of expenses	138	133	409	392
Realized investment gains, net	65	22	101	77
Other revenues	6	5	16	13
Total revenues	1,280	1,152	3,683	3,359

Benefits and Expenses
Insurance losses and policyholder benefits	686	642	2,181	1,841
Underwriting, acquisition and insurance expenses	319	312	967	919
Interest expense	13	13	40	40
Other operating expenses	3	3	10	12
Total benefits and expenses	1,021	970	3,198	2,812

Income Before Income Taxes	259	182	485	547

Provision for Income Taxes	76	51	127	152

Net Income	$183	$131	$358	$395

Per Common Share:
Net income—basic	$1.12	$0.80	$2.19	$2.42
Net income—diluted	1.11	0.79	2.17	2.39

CINF 3Q14 Release 13

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for 2014 reconciliations; prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•
Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•
Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this non-GAAP measure is a useful supplement to GAAP information, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

•
Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•
Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

CINF 3Q14 Release 14

Cincinnati Financial Corporation
Balance Sheet Reconciliation

(Dollars are per outstanding share)	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Value creation ratio:
End of period book value	$39.01	$35.51	$39.01	$35.51
Less beginning of period book value	38.77	34.83	37.21	33.48
Change in book value	0.24	0.68	1.80	2.03
Dividend declared to shareholders	0.44	0.42	1.32	1.235
Total contribution to value creation ratio	$0.68	$1.10	$3.12	$3.265

Contribution to value creation ratio:
From change in book value*	0.6%	2.0%	4.8%	6.1%
From dividends declared to shareholders**	1.2	1.2	3.6	3.7
Value creation ratio	1.8%	3.2%	8.4%	9.8%

* Change in book value divided by the beginning of period book value
** Dividend declared to shareholders divided by beginning of period book value

Net Income Reconciliation

(In millions except per share data)	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net income	$183	$131	$358	$395
Realized investment gains, net	43	15	66	51
Operating income	140	116	292	344
Less catastrophe losses	(8)	(36)	(139)	(92)
Operating income before catastrophe losses	148	152	431	436
Less noncatastrophe weather losses	(29)	(25)	(98)	(65)
Operating income before catastrophe and noncatastrophe weather losses	$177	$177	$529	$501

Diluted per share data:
Net income	$1.11	$0.79	$2.17	$2.39
Realized investment gains, net	0.26	0.09	0.40	0.31
Operating income	0.85	0.70	1.77	2.08
Less catastrophe losses	(0.05)	(0.21)	(0.84)	(0.56)
Operating income before catastrophe losses	0.90	0.91	2.61	2.64
Less noncatastrophe weather losses	(0.17)	(0.15)	(0.59)	(0.39)
Operating income before catastrophe and noncatastrophe weather losses	$1.07	$1.06	$3.20	$3.03

CINF 3Q14 Release 15

Cincinnati Financial Corporation

Property Casualty Reconciliation

(In millions)	Three months ended September 30, 2014
	Consolidated	Commercial	Personal	E&S
Premiums:
Written premiums	$1,037	$704	$294	$39
Unearned premiums change	(12)	16	(31)	3
Earned premiums	$1,025	$720	$263	$42

Statutory ratios:
Statutory combined ratio	91.3%	91.6%	93.7%	75.8%
Contribution from catastrophe losses	1.2	1.0	2.0	(0.6)
Statutory combined ratio excluding catastrophe losses	90.1%	90.6%	91.7%	76.4%

Commission expense ratio	18.9%	19.0%	17.0%	29.1%
Other expense ratio	11.7	13.2	9.3	4.9
Statutory expense ratio	30.6%	32.2%	26.3%	34.0%

GAAP ratio:
GAAP combined ratio	91.0%	90.7%	95.0%	70.2%
Contribution from catastrophe losses	1.2	1.0	2.0	(0.6)
Prior accident years before catastrophe losses	(2.0)	(2.9)	2.7	(15.4)
GAAP combined ratio excluding catastrophe losses and prior
years reserve development	91.8%	92.6%	90.3%	86.2%

(In millions)	Nine months ended September 30, 2014
	Consolidated	Commercial	Personal	E&S
Premiums:
Written premiums	$3,156	$2,223	$819	$114
Unearned premiums change	(146)	(97)	(44)	(5)
Earned premiums	$3,010	$2,126	$775	$109

Statutory ratios:
Statutory combined ratio	96.3%	94.2%	103.9%	82.2%
Contribution from catastrophe losses	7.1	6.0	11.0	1.6
Statutory combined ratio excluding catastrophe losses	89.2%	88.2%	92.9%	80.6%

Commission expense ratio	18.1%	17.7%	18.2%	27.2%
Other expense ratio	11.6	12.6	9.4	4.0
Statutory expense ratio	29.7%	30.3%	27.6%	31.2%

GAAP ratio:
GAAP combined ratio	97.3%	95.6%	104.5%	79.9%
Contribution from catastrophe losses	7.1	6.0	11.0	1.6
Prior accident years before catastrophe losses	(3.3)	(3.5)	(0.5)	(20.8)
GAAP combined ratio excluding catastrophe losses and prior
years reserve development	93.5%	93.1%	94.0%	99.1%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.

CINF 3Q14 Release 16